Exhibit (d)(36)(i)

INVESTMENT SUBADVISORY AGREEMENT

BETWEEN TRANSAMERICA ASSET MANAGEMENT, INC.

AND QS INVESTORS, LLC

THIS AMENDMENT is made as of May 1, 2015, to the Sub-Advisory Agreement dated March 1, 2015 (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and QS Investors LLC (the “Sub-Adviser”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced as follows:

Fund	Investment Subadvisory Fee*
Clear Track 2015	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Clear Track 2020	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Clear Track 2025	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Clear Track 2030	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Clear Track 2035	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Clear Track 2040	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Clear Track 2045	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Clear Track 2050	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Clear Track Retirement Income	0.05% of the first $2.5 billion; 0.04% in excess of $2.5 billion**
Transamerica Dynamic Income	0.07% of first $250 million; 0.06% over $250 million up to $500 million; 0.05% over $500 million up to $1.50 billion; 0.04% over $1.5 billion up to $2.5 billion; 0.03% over $2.5 billion
Transamerica Dynamic Allocation Transamerica Dynamic Allocation II	0.10% of first $250 million; 0.09% over $250 million up to $500 million; 0.08% over $500 million up to $1.5 billion; 0.07% over $1.5 billion up to $2.5 billion; 0.06% over $2.5 billion

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on the basis of the combined assets of the Clear Track Retirement Series, which consists of the funds named above, each a separate series of Transamerica Funds.

In all other respects, the Agreement dated March 1, 2015 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed effective as of May 1, 2015.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Senior Vice President and Chief Investment Officer

QS INVESTORS, LLC

By:	/s/ Marco Veissid

Name:	Marco Veissid

Title:	Head of Relationship Management and Business Development